Exhibit 99.(g)(1)(i)

Amendment to Custody Agreement

This Amendment is made as of December 30, 2013 to the Custody Agreement (the “Agreement”) dated September 29, 2000, as amended and supplemented, between the Baillie Gifford Funds (the “Trust”), on behalf of each entity listed on Annex I (each, a “Fund”),  and The Bank of New York Mellon (the “Custodian”).

WHEREAS, the Trust and the Custodian wish to modify the provisions of the Agreement as set forth below;

NOW THEREFORE, the Trust and the Custodian hereby amend the Agreement as follows:

1.     The third and fourth sentences, including the fourth sentence inserted by way of Supplement dated August 16, 2005, of Section 1.(a) of Article VIII shall be deleted and replaced in their entirety with the following:

“The Custodian shall exercise reasonable care, prudence and diligence in the selection, retention, monitoring and continued use of each Subcustodian in light of prevailing rules, terms, practices and procedures in the relevant market (“Required Subcustody Care”).  The Custodian shall be liable for repayment to each Fund of cash credited to its Account and cash credited to a Fund’s or the Custodian’s cash account at a Subcustodian that the Custodian is not able to recover from the Subcustodian (other than as a result of a Country Risk Event, as defined below).  With respect to any Losses incurred by a Fund as a result of an act or the failure to act by any Subcustodian (“Subcustody Operational Losses”), the Custodian shall be liable to each Fund for: (i) Subcustody Operational Losses with respect to Securities or cash held by the Custodian with or through a BNY Affiliate to the extent the Custodian would be liable under this Agreement if the applicable act or failure to act was that of the Custodian;  (ii) Subcustody Operational Losses with respect to Securities or cash held by the Custodian with or through a Subcustodian (other than a BNY Affiliate) to the extent that such Subcustody Operational Losses were directly caused by failure on the part of the Custodian to exercise Required Subcustody Care; and (iii) Subcustody Operational Losses directly caused by the negligence, wilful misconduct or fraud of a Subcustodian appointed to the markets listed in Schedule III, as the same may be revised from time to time by the Custodian with prior notification to the Trust, but excluding Subcustody Operational Losses that the Custodian is not able to recover from a Subcustodian due to the adjudicated insolvency of such Subcustodian; provided that in no event shall the Custodian have any liability for Subcustody Operational Losses arising out of a Country Risk Event.  With respect to all other Subcustody Operational Losses for which the Custodian does not assume liability pursuant to clauses (i), (ii) or (iii) (giving effect to the proviso) above, the Custodian shall take appropriate action to recover such Subcustody Operational Losses from the applicable Subcustodian and the Custodian’s sole liability shall be limited to amounts recovered from such Subcustodian (exclusive of reasonable costs and expenses incurred by the

Custodian).  For purposes of this Section 1.(a), a “Country Risk Event” shall mean (a) an event attributable to the financial infrastructure of a country, (b) an event attributable to a country’s prevailing custody and settlement practices, (c) nationalization, expropriation or other governmental actions, (d) an event attributable to a country’s regulation of the banking or securities industry, (e) currency controls, restrictions, devaluations, redenominations or fluctuations or (f) market conditions which affect the orderly execution of securities transactions or affect the value of securities.

2.    Sections 1.(a)(v) and (vii) of Article VIII are deleted in their entirety.

IN WITNESS WHEREOF, this Amendment has been executed for and on behalf of the undersigned as of the day and year first written above.

BAILLIE GIFFORD FUNDS, ON BEHALF OF EACH FUND LISTED ON ANNEX I

By:	/s/ Peter Hadden
Title:	Chairman

THE BANK OF NEW YORK MELLON

By:	/s/ Jay Nusblatt
Title:	Managing Director

ANNEX I

FUND NAMES:

The International Equity Fund

The International Choice Fund

The EAFE Fund

The EAFE Choice Fund

The EAFE Pure Fund

The Emerging Markets Fund

The Emerging Markets Bond Fund

The Global Alpha Equity Fund

The North American Equity Fund